EXHIBIT 10.20

EXECUTION COPY

AGREEMENT FOR THE SALE AND PURCHASE

OF

THE SHARES OF

LABORATOIRES EUROSILICONE SA

by and between

MR FRANCOIS TOURNIAIRE

MR JACQUES TOURNIAIRE

MR MICHEL TOURNIAIRE

MR OLIVIER TOURNIAIRE

And Others

(SELLERS)

AND

MEDICOR LTD.

(PURCHASER)

17 MAY 2004

This Agreement is made on 17 May 2004

BETWEEN:

(1)	MediCor Ltd., a company existing and organized under the laws of Delaware, having its registered office at 4560 S. Decatur Blvd, Ste 300, Las Vegas, Nevada, 89103-5253, duly represented for the purpose hereof by Donald K. McGhan (hereinafter referred to as the “Purchaser”), with a right to be substituted hereunder by any company under its control in accordance with Clause 18.2 of this Agreement;

ON THE ONE HAND

AND

(2)	François Tourniaire, born on * * * , residing at * * * , of French nationality,

(3)	Michel Tourniaire, born on * * * , residing at * * * , of French nationality,

(4)	Jacques Tourniaire, born on * * * , residing at * * * , of French nationality,

(5)	Olivier Tourniaire, born on * * * , residing at * * * , of French nationality,

(6)	Senaz Falquerho (née Namooya), born on * * * , residing at * * * , of French nationality,

(7)	Françoise Tourniaire (née Pelissard) born on * * * , residing at * * * , of French nationality,

(8)	Nadège Tourniaire born on * * * , residing at * * * , of French nationality,

(The parties in (2) to (8) being referred to as the “Sellers” and individually as a “Seller”), acting severally (de manière non-solidaire) for the purposes of this Agreement.

ON THE OTHER HAND

WHEREAS:

(A)	The Sellers collectively own 100% of the Shares of the Company in the proportions set out on Schedule A.

(B)	The Company is involved in the development, manufacture and distribution of silicone based products and other products derived therefrom for the purpose of professional cosmetic and reconstructive surgery and external cosmetic implants.

(C)	The Purchaser has conducted due diligence investigation of the prospects, business, assets, contracts, rights, liabilities and obligations of the Company, including financial, marketing, employees, legal, regulatory and environmental matters, was given access to data rooms in respect of the Company (the “Data Rooms”), and has had the opportunity to ask questions and receive answers during the due diligence process. The documents provided in the Data Rooms and in the written questions and answers from the due diligence process are listed in Schedule C.

(D)	* * *

(E)	The Sellers wish to sell, and the Purchaser wishes to purchase, all of the Shares held on the terms and subject to the conditions contained in this Agreement.

THE PARTIES AGREE as follows:

1.	DEFINITIONS

1.1	In this Agreement:

“Accounting Principles”	:	means (i) the accounting principles applied by the Company in the preparation of the 2003 Financial Statements and (ii) French GAAP as at the date of signature of this Agreement to the extent not covered in (i).

“Agreement”	:	means this agreement and the schedules hereto.

“Authorizations”	:	means authorizations, licenses, permits, certificates or other approvals or consents delivered by any Governmental Authority established in one of the countries where the Company carries out its activities.

“Business”	:	means the business of the development, manufacture and distribution of a comprehensive line of silicone implants for cosmetic surgery and for reconstructive surgery conducted by the Company as of the date of this Agreement.

“Business Day”	:	means a day other than a Saturday, Sunday or public holiday in France or in the United States of America.

“Business Intellectual Property”	:	has the meaning specified in Clause 8.12.1.

“Closing”	:	means the completion of the sale and purchase of the Shares in accordance with this Agreement.

“Closing Date”	:	means the date on which Closing takes place in accordance with Clause 7.1.

“Closing Date Account”	:	means the following account of Mr. François Tourniaire at Banque BNP Paribas, Apt:

* * *

“Closing Date Amount”	:	has the meaning specified in Clause 4.1.1.

“Company”	:	means Laboratoires Eurosilicone SA, a société anonyme existing and organized under the laws of France, with a share capital of Euro 2,000,000, having its registered office at Z.I. de la Peyrolière, 84400 Apt, France, registered with the Companies and Commercial Registry under number RCS 347 535 296 Avignon.

“Confidential Information”	:	means all information which is used in or otherwise relates to the Business and the Company’s customers or financial or other affairs including, without limitation, information relating to:

(a)	technical and/or business know-how or business information acquired or developed or which the Sellers have been made aware of in connection with their activities or position as shareholder, director, officer or employee of the Company;

(b)	the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(c)	future projects, business development or planning, commercial relationships and negotiations;

but does not include information which is generally available to or known by the public other than as a result of improper disclosure under this Agreement.

“Damages”	:	has the meaning specified in Clause 11.2.1.

“Data Rooms”	:	has the meaning specified in paragraph C of the recitals to this Agreement.

“Encumbrance”	:	has the meaning specified in Clause 8.2.2.

“Environment”	:	means ecological systems including living organisms (including the human being) and the following media (alone or in combination): air (including air within buildings and air within other natural manmade structures above or below ground), water (including territorial and coastal and inland waters, ground water and water in drains and sewers) and land (including surface land and sub-surface land and land under any water).

“Environmental Legislation”	:	means all applicable laws and regulations governing the existence of or providing a remedy for the release of Hazardous Substances, the protection of persons, natural resources or the Environment, including those governing occupational and health and safety matters.

“2003 Financial Statements”	:	has the meaning specified in Clause 8.5.1.

“Escrow Account”	:	means the account established by the Sellers and the Purchaser pursuant to the Escrow Agreement.

“Escrow Agent”	:	means BNP Paribas, or any other French subsidiary of a first ranking bank.

“Escrow Agreement”	:	means the agreement substantially in the form of Schedule 7.2.4 hereto, with such reasonable modifications as the Escrow Agent may request.

“Escrow Amount”	:	has the meaning specified in Clause 11.2.2(a).

“French GAAP”	:	means French generally accepted accounting principles.

“Governmental Authority”	:	means (i) any European, national, regional, municipal, local or foreign government or any political subdivision of the foregoing, (ii) any governmental, regulatory, taxing or administrative entity, authority, agency, commission, ministry or other similar body, including without limitation any public utility control, professional entity or public service commission or similar regulatory body, or (iii) any court, tribunal or judicial or arbitral body.

“Hazardous Substances”	:	means any waste, pollutant, contaminant or other hazardous, toxic, radioactive, noxious, flammable, corrosive or caustic matter which is capable of causing significant harm to the Environment or to human health; in each case, whether in the form of solids, gases, ions or noise.

“Initial Purchase Price”	:	has the meaning specified in Clause 3.1.

“Intellectual Property Rights”	:	means trademarks, patents, service marks, registered designs and applications, trade, business and company names, internet domain names and e-mail addresses, unregistered trademarks and service marks, copyrights, database rights, rights in software, know-how, rights in designs and inventions owned or used by the Company in the carrying out of its activities.

“Party”	:	means the Sellers or the Purchaser and “Parties” means both of them.

“Performance Figure”	:	has the meaning specified in Clause 3.1(b).

“Person”	:	shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

* * *	:	* * *

“Pledge Agreement”	:	has the meaning specified in Clause 4.3.

“Premises”	:	means the land and buildings over which the Company has possession by virtue of leases.

“Prorata Proportion”	:	has the meaning specified in Clause 4.1.2.

“Purchase Price”	:	has the meaning specified in Clause 3.1.

“Purchaser’s Representations”	:	means the representations and warranties made by the Purchaser under Clause 9.

“Real Property”	:	means the land and buildings, structures and fixtures owned by the Company.

“Revenue”	:	means, for any fiscal year, the chiffres d’affaires nets of the Company as set out in its annual statement of income for such year.

“Right to Set- Off”	:	has the meaning specified in Clause 11.2.3.

“Sellers’ Account”	:	has the meaning specified in Clause 4.1.2.

“Sellers’ Representations”	:	means the representations and warranties made by the Sellers under Clause 8.

“Sellers’ Representative”	:	means François Tourniaire, appointed by each Seller as its representative in accordance with Clause 16;

“Shares”	:	means 33,750 fully paid ordinary shares of the Company comprising the whole of the allotted and issued share capital of the Company.

“Specific Indemnities”	:	has the meaning specified in Clause 11.2.1.

“Statement of Revenue”	:	has the meaning set out in Schedule 3.2.1

“Subsequent Payment”	:	has the meaning specified in Clause 3.1

“Targets”	:	Are set forth in Schedule 3.1

“Taxes”	:	means direct or indirect taxes, levies, imposts, duties or other charges including, without limitation, taxes on income or profits, withholding taxes, deductions (précompte), property taxes, value added taxes, stamp duty, registration duties, customs and excise duties, sales taxes and social contributions, under any applicable laws or regulations and any penalty, fine or interest payable in connection with any failure to pay or any delay in paying any of the same.

“Tax Claim”	:	means a claim for indemnification or defense arising out of Clause 11, including reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of the Purchaser arising under Clause 11.

“Tax Regulations”	:	means any Tax or custom law as well as statute, decree, ordinances, rule, order, memorandum or other texts of application or interpretation of the said law applicable in a given country as well as any international treaty (including the derivative law - directives, regulations or others — of this treaty).

“Third Party”	:	means a Person other than the Sellers or the Purchaser.

2.	SALE AND PURCHASE

2.1	Upon the terms and subject to the conditions set forth herein, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to acquire from the Sellers in exchange for the Purchase Price (as defined below), all the Shares and all rights attaching or accruing to the Shares on or after the date of this Agreement, free from all Encumbrances (as defined below).

2.2	The Shares shall be sold to the Purchaser with coupon attached thereto entitling the Purchaser to any and all dividends, distribution of reserves (other than legal reserves) and advance payments payable in respect of the Shares after the date hereof.

2.3	Notwithstanding Clause 2.2 above, the Company may pay to the Sellers prior to the Closing Date dividends in respect of the financial year 2003 in an amount equal to * * * .

3.	PURCHASE PRICE

3.1	Initial Purchase Price

The total consideration for the purchase of the Shares (the “Purchase Price”) shall be a cash payment of up to * * * , consisting of:

(a)	an initial amount of * * * (the “Initial Purchase Price”), plus

(b)	up to an amount of * * * in subsequent payments payable in three annual installments of up to * * * each (the “Subsequent Payments” and individually, a “Subsequent Payment”), calculated on the basis of the Revenue for the fiscal years ending December 31, 2004, December 31, 2005 and December 31, 2006, multiplied by * * * (the “Performance Figure”), as more fully set forth in Clause 3.2 below, and the Subsequent Payment being subject to any Right to Set-Off.

3.2	Subsequent Payments

3.2.1	The amount owing in respect of a particular Subsequent Payment shall be determined in accordance with the procedure set out in Schedule 3.2.1 and this Clause 3.2.

3.2.2	Any annual installment of the Subsequent Payment shall be equal to * * * if the Performance Figure for the relevant fiscal year equals or exceeds the Target for such fiscal year as set forth in Schedule 3.1. In the event that the Performance Figure in any relevant fiscal year is less than the respective Target set forth in Schedule 3.1 in respect of such fiscal year, then the amount of the corresponding annual installment Subsequent Payment shall be reduced in direct proportion to the difference between the Performance Figure for such year and the Target for such year as set forth in Schedule 3.1.

3.2.3	By way of example, and subject to article 1164 of the French Civil Code, if the Performance Figure for the fiscal year ending December 31, 2004 is * * *, then the Subsequent Payment payable with respect to such year shall be reduced by * * * (* * * divided by * * *) and shall therefore be equal to * * *.

3.2.4	Calculation of Revenue for the purpose of determining the amount of Subsequent Payments shall be based on the consistent application over the period of the Accounting Principles.

4.	PAYMENT

4.1	Initial Purchase Price

4.1.1	The Purchaser shall pay into the Closing Date Account an amount of * * *, of which (i) * * * is to be paid to Mr. François Tourniaire, in the Closing Date Account, on or prior to 21 May 2004 (the “First Closing Date Installment Amount”) as a non-refundable indemnity to Mr. François Tourniaire, which indemnity shall be deducted from the portion of the Initial Purchase Price owed to Mr. François Tournaire if the Agreement does not terminate in accordance with Clause 17.1, and (ii) * * * is to be paid to Mr. François Tourniaire, in the Closing Date Account, on or prior to 28 May 2004 in the form of a loan to Mr. François Tourniaire (the “Second Closing Date Installment Amount” and, together with the First Closing Date Installment Amount, the “Closing Date Amount”). The Second Closing Date Installment Amount shall be repaid in accordance with the terms of the loan agreement entered into between the Purchaser and Mr. François Tourniaire on the date hereof (the “Loan Agreement”).

4.1.2	On the Closing Date, the Purchaser shall (i) pay the Initial Purchase Price (less the Closing Date Amount) in full by bank wire transfer of funds for same day value to such account as shall be notified by the Sellers’ Representative no later than four (4) Business Days before the Closing Date (the “Sellers’ Account”) and (ii) pay that portion of the Initial Purchase Price equal to the Second Closing Date Installment Amount to Mr. François Tourniaire, which payment may be made as a set-off against the amount owed by Mr. François Tourniaire to the Purchaser pursuant to the Loan Agreement.

4.1.3	In accordance with Clause 16, subject to the occurrence of the Closing, the Sellers’ Representative shall (following a deduction for those costs referred to in Clause 16.4) be responsible for distributing the Initial Purchase Price (less the Closing Date Amount) between the Sellers so that each Seller receives that amount of the Initial Purchase Price which is proportionate to the number of Shares sold by that Seller to the Purchaser on the Closing Date out of the total number of Shares sold by the Sellers to the Purchaser on the Closing Date as set forth in Schedule A (such proportion being referred to as the “Prorata Proportion”).

4.2	Subsequent Payments

4.2.1	The Subsequent Payments (or part thereof as the case may be), if applicable, shall be determined in accordance with the procedures set forth in Schedule 3.2.1 and the provisions of Clause 3.2 and shall be paid by the Purchaser to the Sellers’ Representative on the later of (i) (a) 31 March 2005 in respect of the 2004 fiscal year, (b) 31 March 2006 in respect of the 2005 fiscal year, and (c) 31 March 2007 in respect of the 2006 fiscal year or (ii) three (3) Business Days after the final determination of the amount of the relevant Subsequent Payment by the Parties or the Expert (in accordance with Schedule 3.2.1).

4.2.2	In accordance with Clause 16, the Sellers’ Representative shall be responsible for distributing the amount of the Subsequent Payments, if any, between the Sellers so that each Seller receives the Prorata Proportion less his/her Prorata Proportion of the costs as set forth in Clause 16.4.

4.3	Pledge Agreement

At Closing, in order to secure the obligation of the Purchaser to pay to each Seller his/her Prorata Proportion of the Subsequent Payments, if any, the Purchaser shall grant at Closing to each such Seller a pledge over one third of the Shares sold by such Seller, pursuant to the draft Pledge Agreement in the form set out in Schedule 4.3; the number of pledged Shares decreasing by one-third annually, following either (i) payment and receipt of each Subsequent Payment (including any payments into the Escrow Account which shall be deemed received for purposes hereof) or (ii) the determination that no Subsequent Payment is due for such year.

5.	CONDITIONS

The sale and Purchase of the Shares is subject to the conditions set forth in Clauses 5.1 to 5.6 below being satisfied or waived in writing by the Purchaser on or before 30 June

2004, it being agreed that each Party shall exercise its best efforts to satisfy the conditions set forth below on or prior to 30 June 2004.

5.1	No material adverse change in the Business, condition (financial or otherwise), operations or prospects of the Company, has occurred since 31 December 2003.

5.2	Approval of the sale and transfer of the Shares by the board of directors of the Company.

5.3	The delivery of a certificate signed by the Chairman of the Company stating that the Company has not made or committed to make any distribution of profits or reserves by way of a dividend since 30 November 2003, other than in accordance with Clause 2.3.

5.4	The Sellers’ representations and warranties in respect of the transactions contemplated by this Agreement contained in Clause 8 shall be true and correct in all material (this materiality test being assessed in respect of the Business, condition (financial or otherwise), operations or prospects of the Company) respects as at the Closing Date as if made on that date except for (i) those representations and warranties for which a specific date (other than the Closing Date) has been set out in Clause 8 and (ii) acts carried out or events occurring in the ordinary course of business.

5.5	The Purchaser having entered into a definitive financing agreement in connection with the transactions contemplated herein, and having received the proceeds of such financing in an amount sufficient to pay the Purchase Price.

5.6	The Sellers shall procure that the Persons occupying the Premises and/or the Real Property vacate such Premises and the Real Property and that such Persons discontinue any direct or indirect employment, activities or relationship with the Company.

6.	NOTICES

The Sellers’ Representative shall give prompt notice to the Purchaser of satisfaction of the conditions set forth in Clauses 5.1 to 5.5 and 5.6, and the Purchaser shall do the same with respect to Clause 5.6.

7.	CLOSING

7.1	Time and Place of Closing

The Closing shall take place at the offices of Clifford Chance, 112 avenue Kléber, 75016 Paris within five (5) Business Days of the date of the last condition to be satisfied under Clause 5 or at another venue and at another time to be mutually agreed upon by the Purchaser and the Sellers’ Representative.

7.2	Deliveries and Actions at Closing

     7.2.1 At Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a)	the stock transfer forms (ordres de mouvement) recording the transfer of the Shares to the Purchaser, duly signed by the Sellers;

(b)	the up-to-date share transfer register of the Company (comprising the registre des mouvements de titres and the comptes individuels d’actionnaires);

(c)	letters of resignation of the corporate officers of the Company listed in Schedule 7.2.1(c) and the form of which is set forth in Schedule 7.2.1 (c);

(d)	notices to the shareholders of the Company convening shareholders’ meetings to take place on or before the Closing Date: (i) replacing the directors and corporate officers of the Company as specified by the Purchaser at least fifteen (15) days prior to the Closing Date and (ii) canceling the right of pre-emption contained in Article 12 of the by-laws (statuts) of the Company;

(e)	a certified copy of the minutes of the meeting of the Company’s board of directors (i) approving the sale of the Shares by each of the Sellers to the Purchaser and the execution of the agreements referred to in sub-clause 7.2.1 (g) and (ii) revoking and replacing all existing instructions to the Company’s bankers, bank mandate forms and authorities, of which there is a full list at Schedule 7.2.1 (e);

(f)	a certificate signed by the chief executive officer and chief financial officer of the Company, dated the Closing Date, stating that the representations and warranties set out in Clause 8 are true and accurate in all material (this materiality test being assessed in respect of the Business, condition (financial or otherwise), operations or prospects of the Company) respects as at the Closing Date as if made on that date except for (ii) those representations and warranties for which a specific date (other than the Closing Date) has been set out in Clause 8 and (ii) acts carried out or events occurring in the ordinary course of business;

(g)	agreements entered into between the Company and each of Jacques and Olivier Tourniaire amending their existing employment agreements, substantially in the form set out in Schedule 7.2.1(g)(i) and agreements entered into between the Company and each of Michel Tourniaire and Senaz Falquerho (née Namooya), substantially in the form set out in Schedule 7.2.1(g)(ii);

(h)	an agreement between the Company and Mr François Tourniaire in relation to consultancy services to be rendered by Mr François Tourniaire to the Company substantially in the form set out in Schedule 7.2.1(h);

(i)	receipt of a release, in the form set forth in Schedule 7.2.1(i), by each director of the Company, to any and all claims arising prior to the date of this Agreement that such person may have against the Company or the Purchaser and their respective Affiliates arising from such person’s relationship with the Company or their status as a director, officer or employee of the Company; and

(j)	approval of the Pledge Agreement by the board of directors of the Company.

7.2.2	At Closing, the Purchaser shall deliver or cause to be delivered to the Sellers’ Representative (i) evidence of credit to the Sellers’ Account of a sum equal to the Initial Purchase Price (less the Closing Date Amount) and (ii) evidence of credit to the Closing Date Account of a sum equal to the Closing Date Amount in accordance with Clause 4.1.1.

7.2.3	At Closing, each Seller and the Purchaser shall procure the execution and delivery of a Pledge Agreement to each of them.

7.2.4	At Closing, the Sellers’ Representative and the Purchaser shall procure the execution and delivery of an Escrow Agreement duly signed by the Escrow Agent, substantially in the form set out in Schedule 7.2.4 to each of them.

7.2.5	All matters at the Closing will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and all deliveries of documents required by this Agreement are completed and title to the Shares shall not be transferred and the Purchaser shall have no property rights or interest in the Shares unless and until the Closing actually takes place and the payment of the Initial Purchase Price has been effectively received by the Sellers’ Representative.

8.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers represents and warrants to the Purchaser that the representations and warranties contained in this Clause 8 are true, complete and accurate and are not misleading both at the date of this Agreement and at the Closing Date (unless otherwise specified). No specific representation and warranty in any way limits the scope of the more general representations and warranties, unless expressly provided otherwise.

The representations and warranties contained in this Clause 8 are made to the Purchaser subject to the disclosures contained in the Schedule relating to the corresponding representation and warranty.

Inclusion of, or reference to, any matter in any schedule does not constitute an admission of the materiality of any such matter.

Any reference to “the Sellers’ best knowledge” hereinafter shall be deemed a reference to the best actual knowledge and belief of such Seller.

Representations and warranties given by a Seller in Clauses 8.1 and 8.2 are limited to such Seller and to the Shares owned by such Seller.

8.1	Authority of the Sellers

8.1.1	Each of the Sellers has full power and authority to execute and perform this Agreement and its obligations hereunder and to benefit from the rights provided for herein. Any Seller who is subject to legal restrictions as a result of either his or her marital status or being a party to a pacte civil de solidarité, has obtained the necessary consent to sell his or her shares.

8.1.2	None of the Sellers is currently the subject of any proceedings with a view to the prevention or resolution of business difficulties (or any similar actions), and there do not exist any serious reasons justifying a judgment of declaration of bankruptcy concerning such Seller.

8.1.3	There is no action, suit or proceeding pending or threatened against or affecting him or her in any court or before any Governmental Authority which would materially affect the performance of his or her obligations under this Agreement.

8.1.4	The performance by each of the Sellers of their respective obligations under this Agreement and the consummation of the transactions contemplated herein will not:

(i)	violate, conflict with or result in the breach of any contract to which such Seller is a party, or

(ii)	constitute a violation by such Seller of any judgment, order, decree, law or regulation applicable to him or her.

8.1.5	Except as set forth in Clause 5, all prior formalities and authorizations to be obtained by the Sellers for the transactions contemplated herein have been completed or obtained. No authorization is required to be obtained by any of the Sellers in connection with the valid execution of this Agreement and the performance of the transactions hereby contemplated.

8.1.6	This Agreement has been duly executed by each of the Sellers and constitutes a legal, valid and binding obligation of each of the Sellers enforceable against him or her in accordance with its terms.

8.2	Shares

8.2.1	Each of the Sellers is the sole owner of the number of Shares set forth opposite its name in Schedule A.

8.2.2	Subject to the provisions of the by-laws (statuts) of the Company that have been provided to the Purchaser, all the Shares held by each Seller are free and clear of all encumbrances, liens, security interests, charges, mortgages, pledges, guarantees, usufruits, subscription rights, options, restrictions on transfer, rights of first refusal or buy-out, rights of pre-emption, voting agreements, other third-party right or interest, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect (“Encumbrances”) and there is no agreement, arrangement or obligation to create or give an Encumbrance in relation to any of the Shares, and no Person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

8.3	Organization

8.3.1	The Company is duly organized and validly existing under the laws of France. The copies of the by-laws (statuts) of the Company that have been provided to the Purchaser reflect all amendments made to date and are correct and complete.

8.3.2	The Company has the right, power and authority to carry on its respective Business as currently conducted, and to own and operate the properties and assets owned and operated by it.

8.3.3	The Company has properly kept in all material respects all registers, minute books and other books (including account books and ledgers) required by law and such registers, minute books and other books contain a complete and accurate record of the matters required to be recorded.

8.3.4	All resolutions and other documents required to be delivered, filed or recorded at the Commercial Court or other Governmental Authority in relation to the Company have been properly prepared and timely delivered, filed or recorded.

8.4	Share Capital

8.4.1	The Shares comprise the whole of the Company’s share capital. The Shares have been properly issued and allocated and fully paid. None of the Shares have been listed or traded on a stock exchange.

8.4.2	The Company has, at the date hereof, the capital stock, the number of Shares and the shareholding structure set forth in Schedule A. The Company does not have any subsidiaries nor does the Company own, directly or indirectly, any capital stock of or other equity interests in any corporation, partnership, or other Person. The Company is not a member of, or participant in, any partnership, joint venture, Groupement d’Intérêt Economique or similar enterprise. All of the voting rights of the Company are vested exclusively in the shares constituting their share capital.

8.4.3	The Company has not issued any equity or debt security of any kind (other than the Shares) and there are no resolutions or other corporate actions that would require or permit the Company to issue such other securities including without limitation convertible bonds, options, warrants, reserved or authorized shares.

8.4.4	There are no agreements or arrangements of any kind providing for the purchase, issuance, sale, extension or restriction on the transfer of any interest in the capital stock of the Company, except for the provisions of the by-laws of the Company (statuts) that have been provided to the Purchaser.

8.4.5	The Company does not have nor has had in the past, a branch, agency, place of business or establishment outside of France.

8.5	Accounts

8.5.1	The Sellers have heretofore furnished the Purchaser with the audited accounts of the Company at 31 December 2003, set out in Schedule 8.5.1 (the “2003

Financial Statements”). The 2003 Financial Statements, including the footnotes thereto, have been prepared and audited in accordance with the Accounting Principles, applied on a consistent basis, and show a true, fair and accurate view of the financial condition, results of operations and cash flows of the Company at the date thereof.

8.5.2	Except as set forth in Schedule 8.5.2, the Company does not have any outstanding financial indebtedness (i.e., debt to credit or financial institutions) to any Person. Except as set forth in Schedule 8.5.2, no document evidencing, or agreement with respect to, financial indebtedness of the Company, contains any restriction upon (i) prepayment of any financial indebtedness, (ii) the incurrence of additional financial indebtedness or (iii) the ability to grant any Encumbrance on any properties or assets of the Company. Schedule 8.5.2 sets forth the amount of principal and unpaid interest outstanding under each document evidencing financial indebtedness of the Company, if any, that will accelerate or become due or result in a right on the part of the holder of such financial indebtedness (with or without due notice or lapse of time) to require prepayment, redemption or repurchase as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

8.5.3	The Company is not a party to, or obligated under, any option, swap or other derivatives contract other than such a contract that directly links to and hedges the performance of a specific contractual obligation of the Company.

8.5.4	There are no liabilities, whether actual or contingent, relating to the Company, except for (a) liabilities that are required to be reflected in the 2003 Financial Statements and have been sufficiently provided for therein and (b) liabilities that were incurred after 31 December 2003 in the ordinary and usual course of business, consistent with past practice.

8.5.5	The Company is not insolvent and has not suspended its payments, (b) is not in judicial liquidation, receivership or moratorium, (c) is subject to any proceedings relating to the prevention or settlement of insolvency claims, (d) is not in judicial reorganization (redressement judiciaire), (e) has not been the object of any proceedings for the reorganization or collective discharge of its liabilities, or (f) to the Sellers’ best knowledge, is not under the threat of any such proceedings.

8.5.6	Since 31 December 2003 until the date hereof, no event has occurred, that has had or could reasonably be expected to have a material adverse effect on the Company or the Business. Without limiting the generality of the foregoing, (A) the Business has been conducted in the usual, regular and ordinary course, consistent with past practice, and (B) the Company has not engaged in practices, taken any action or participated in any transaction the purpose of which would have been different from securing and facilitating the business development of the Company as a going concern on a long term basis.

8.6	Accounts Receivable and Payable

8.6.1	Except as set forth in Schedule 8.6.1, since 31 December 2003, the amounts of all work-in-process, accounts receivable and unbilled invoices (including, without limitation, unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of the Business were incurred in the ordinary course of business, and will be current and collectible, net of any reserves shown in the 2003 Financial Statements or any reserves made in the ordinary course of business thereafter whose amount is consistent with past practices (and in any case are payable no later than sixty (60) days from the relevant due date).

8.6.2	Except for fluctuations in the ordinary course of business, there has been no material change since 31 December 2003 in the amount of the work-in-process, accounts receivable or other debts due to the Company or the reserves with respect thereto, or the accounts payable or other payables of the Company from that reflected in the 2003 Financial Statements.

8.6.3	There are no unpaid invoices, bills or other amounts due and payable representing amounts in excess of Euro 15,000 in aggregate alleged to be owed by the Company or other alleged obligations of the Company which it has disputed or determined to dispute or refuse to pay.

8.7	Inventory

All inventory consists of a quality and a quantity usable and saleable in the ordinary course of business. Any inventory that is written off is done so in accordance with the ordinary course of business. There has been no material change since 31 December 2003 in the amount of inventory and reserves with respect thereto. The quantities of each type of inventory (whether work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company. Except as set forth in Schedule 8.7, all inventory is free and clear of all Encumbrances.

8.8	Personnel and Corporate Officers of the Company

8.8.1	The list of salaried employees of the Company as at the date of this Agreement appears as Schedule 8.8.1.

8.8.2	Schedule 8.8.2 sets out the collective agreements applicable to the various categories of employee working for the Company.

8.8.3	Except as indicated in Schedule 8.8.3, there is no contract or agreement with (i) those salaried employees with an annual remuneration exceeding Euro 30,000 or (ii) directors, corporate officers or managers of the Company which allows for a notice period and/or a redundancy payment greater than those appearing in the collective agreements mentioned in Clause 8.8.2 above.

8.8.4	No employee of the Company has been granted terms of employment which are triggered as a consequence of the sale of the Shares, nor have any employees been granted special protection such as golden parachutes or similar benefits.

8.8.5	Save as set out in Schedule 8.8.5, no directors of the Company benefit from any employment contract or service contract with the Company and, except as set out in Schedule 8.9 no corporate officer has received any remuneration from the Company.

8.8.6	Save as indicated in Schedule 8.8.6, the Company does not participate in or contribute to any retirement plans, investment or profit sharing schemes, premiums or commission or other optional employee plans, other than those required by applicable legislation, regulations and collective bargaining agreements.

8.8.7	Except as otherwise disclosed in Schedule 8.8.7, the Company has not granted any loans to any person employed by the Company.

8.8.8	Except as otherwise disclosed in Schedule 8.8.8, for each of its employees (and where appropriate its former employees), the Company complies in all material respects and has no liability (whether accrued or otherwise) for past non-compliance with applicable laws and regulations as well as the provisions of the collective bargaining agreements, collective agreements, common practices, decisions of the court and employment contract Clauses concerning employment conditions in its respective jurisdictions.

8.8.9	The collective agreements applied within the Company are valid, and comply in all material respects with applicable laws and regulations. Save as set out in Schedule 8.8.9, the Company is not in breach of the legal and regulatory provisions applicable in its respective jurisdictions of incorporation or operation relating to the personnel representative bodies and the exercise of trade union rights.

8.8.10	All legal obligations to inform and consult the personnel representative bodies of the Company in respect of the sale and purchase of the Shares in accordance with the terms of the Agreement have been fulfilled and no specific undertaking has been given in this respect, it being specified that the note d’information given to the workers’ committee of the Company was provided beforehand to the Purchaser.

8.8.11	All employment declarations, Taxes and any other material formalities or documents imposed by employment legislation, have been timely completed, paid, submitted, lodged or teletransmitted by the Company in the required form and within the required deadlines applicable in its respective jurisdictions of incorporation or operation.

8.8.12	There is no collective redundancy or social plan in the Company and there have been no collective redundancies during the previous twelve (12) months.

8.9	Directors’ Fees

Since 31 December 2003 and except as provided for in Schedule 8.9, the Company has not distributed any directors’ attendance fees or other similar distributions and have not taken any decision as regards such distribution. Except as set out in Schedule 8.9, no remuneration has been paid or remains payable to any directors of the Company.

8.10	Real Property

8.10.1	The Company has full and complete ownership of the Real Property listed in Schedule 8.10.1 free from Encumbrances.

8.10.2	The Company holds good and valid title of occupation for the Premises described in Schedule 8.10.2. The Company has not concluded any agreement that has not yet been performed with a view to buying or selling the Real Property or the Premises or any other form of real property or rights thereto except for options to buy granted under the financial leases (“crédit baux”) referred to in Clause 8.10.3 below. Each lease in respect of the Premises is valid, legally binding, in full force and effect and enforceable in accordance with its terms by the Company, and not subject to any challenge, refusal of renewal or other claim.

8.10.3	Schedule 8.10.3 sets out the entire list of contracts or agreements with any Third Party with regard to the Premises and Real Property described in Schedule 8.10.2. The Company has all easements and rights of ingress and egress necessary for utilities and services for all operations conducted on the Real Property or on the Premises.

8.10.4	The Company is up to date with the payment of the usual local Taxes which have to be paid by the Company in the localities where the Real Property and the Premises are situated, and with the rents, charges and insurance premiums due, as the case may be, in respect of the construction and the use of the Real Property and the Premises.

8.10.5	The Real Property and the Premises are adapted to the purposes for which they are used and, except as mentioned in Schedule 8.10.5, are not the subject of any material default under applicable laws and regulations, including Environmental Legislation. Neither the Real Property nor the Premises are subject to any expropriation or requisition measures or any other administrative measure that may adversely affect in a significant way their current use (or, in respect of the Real Property, their book value).

8.10.6	The Company has filed and obtained all planning authorizations which were required under the applicable town planning regulations for the construction and/or the fitting out of the Real Property and the Premises. These planning authorizations are now definitive and not subject to any withdrawal, challenge or other claim. The Real Property and the Premises were built in compliance with these planning authorizations.

8.11	Assets

8.11.1	Except as mentioned in Schedule 8.11.1, the Company is the absolute owner and is in actual possession of its fixed assets used or useful for carrying out its Business, including those fixed assets listed in the 2003 Financial Statements.

Except as mentioned in Schedule 8.11.1, no person has the right to call for any payment in respect of any of these assets, or to claim ownership of these fixed assets (including by virtue of an agreement) and, except as mentioned in Schedule 8.11.1, the Company has not created or agreed to create any Encumbrance over any part of its undertaking or these fixed assets (other than arising by the operation of law). As regards the fixed assets not owned by the Company of a value exceeding Euro 15,000, the Company is up to date with all payments due in relation to these fixed assets and observes the provisions of the agreements under which they hold and use these fixed assets.

8.11.2	The Company’s material fixed assets are in good working order and repair and can be used normally for the activities for which they are intended.

8.12	Intellectual Property and Software Rights

8.12.1	The list of the Intellectual Property Rights owned and/or used by the Company in carrying out its activities (the “Business Intellectual Property”) is set out in Schedule 8.12.1.

8.12.2	Except as otherwise disclosed in Schedule 8.12.2, all Intellectual Property Rights owned by the Company, are valid and in full force and effect.

8.12.3	Save as set out in Schedule 8.12.3, the Intellectual Property Rights owned by the Company are held exclusively (free and clear of any Encumbrance) by the Company.

8.12.4	Except as otherwise disclosed in Schedule 8.12.4, all employees, agents, consultants or contractors who have contributed to, or participated in, the creation or development of any copyrightable, patentable or otherwise protectable material under intellectual property laws, or manufacturing or trade secret material on behalf of the Company either: (i) is a party to a valid written agreement under which the Company is deemed to be the original owner/author of all the property rights therein; or (ii) has executed, or is obliged pursuant to en existing agreement to execute, a valid agreement assigning to the Company all right title and interest in such material.

8.12.5	Except as otherwise disclosed in Schedule 8.12.5, the Company is not a party to any written or oral cooperative research and development agreement or similar arrangement with a Third Party with respect to the Intellectual Property Rights.

8.12.6	The consummation of the transactions contemplated by this Agreement will not alter or impair the rights to own or use any of the Business Intellectual Property.

8.12.7	Except as otherwise disclosed in Schedule 8.12.7, no claims have been asserted against the Company relating to the use of the Business Intellectual Property or challenging the ownership, validity or enforceability thereof. The use of the Business Intellectual Property by the Company does not infringe or misappropriate any intellectual property rights of a Third Party and no Third Party is, to the Sellers’ best knowledge, infringing or misappropriating any Intellectual Property Rights. Notwithstanding the outcome of the litigation proceedings brought by * * * against the Company (which are disclosed in Schedule 8.12.7) the Company shall be able to fully operate the Business as it is conducted at the date of this Agreement.

8.13	Contracts

8.13.1	Schedule 8.13.1 contains the list of the distribution, commercial agency and representation agreements entered into by the Company, whether in writing or otherwise or by which it is bound which require payments exceeding Euro 50,000 per annum.

8.13.2	Schedule 8.13.2 contains a list of the supply agreements entered into by the Company, whether in writing or otherwise or by which it is bound, which require payments exceeding Euro 50,000 per annum.

8.13.3	Schedule 8.13.3 comprises a list of current contracts entered into by the Company (other than employment contracts, commercial leases and contracts specifically referred to or listed in the other Schedules) with a duration of more than twelve (12) months and/or involving an annual sum, VAT excluded, which require payments exceeding Euro 50,000 per annum.

8.13.4	All contracts binding on the Company are in full force and effect, have been entered into and are performed in compliance with applicable laws and regulations, in particular with regard to hygiene, clinical and health and safety regulations applicable to the Business except when failure to so comply would not individually or in the aggregate have a material adverse effect on the Company or the Business. Neither the Company nor any other party to a contract is in default of its obligations arising under any contract listed in Schedules 8.13.1 to 8.13.3 (or under any commercial lease or contract specifically referred to or listed in other Schedules) in such a way as to incur any liability or justify the termination of the contract or undertaking or its non-performance by the other party. The Company has not been and is not infringing any Third Party’s rights, in particular any exclusivity rights granted by the Company.

8.13.5	Save as indicated in Schedule 8.13.5 (i), the Company has not entered into any contract which includes a change of control Clause or which contains a Clause expressly stating that it has been entered into on an intuitu personae basis. Save as indicated in Schedule 8.13.5 (ii), the Company has not been informed by any Third Party of the Third Party’s intention to end or reduce their business relations with the Company.

8.13.6	Save as indicated in Schedule 8.13.6, the Company has not given any covenants still in force, limiting or excluding its right to carry on the Business or compete in any area or field (whether limited or excluded by reference to a geographical area or type of business) to any other person.

8.14	Product Liability

8.14.1	The products supplied by the Company up and until the Closing Date do not contain any design or manufacturing defects (whether affecting all products of a particular type or “one off” defects affecting specific individual products or batches of products) that cause them not to comply with their specification in a manner that could result in damages, liability whether civil or criminal or a general recall of the type of product concerned except for the recall of products in the ordinary course of business and consistent with past practice (a total of approximately * * * returns per year). Except as set forth in Schedule 8.14.1, as of the date of signature of this Agreement, the Company, in either the 2003 fiscal year or the period starting from January 1, 2004, has not taken back products as defective. Except as set forth in Schedule 8.14.1 and as of the date of the signature of this Agreement, there are no statements, citations or decisions by any governmental, administrative, judicial, arbitral or regulatory body that any product of the Company is defective or fails to meet standards promulgated by any such body. To the Sellers’ best knowledge, except as set forth in Schedule 8.14.1, there is no defect relating to any product of the Company that may impose upon the Company a duty to recall any product of the Company.

8.14.2	Except as set forth in Schedule 8.14.2, claims (actual or threatened) relating to defective or allegedly defective products that have been received by the Company have been fully provided for in the 2003 Financial Statements.

8.14.3	The Company has not provided services or sold, distributed or brought into circulation products which do not comply with the laws, regulations (in particular, but without limitation, hygiene, clinical and health and safety regulations applicable to the Business) and specific instructions from the relevant authorities to which they are subject. The representation set out in the previous sentence also applies to the packaging, labeling and storage of the products manufactured, sold or distributed by the Company.

8.14.4	Schedule 8.14.4 sets out the list of certifications (including all those certifications for its facilities and equipment) and CE markings granted to the Company as at the date of this Agreement. The Company has all the CE markings required by applicable law for its Business.

8.15	Insurance

8.15.1	Schedule 8.15.1 contains a list of each of the material insurance policies entered into by the Company. Except in the case of product liability insurance which has not yet been subscribed by the Company, the Company has taken out all insurance policies necessary for the conduct of the Business and such insurance policies provide sufficient cover and protection in regard to applicable laws and regulations.

8.15.2	The insurance policies listed in Schedule 8.15.1 are in force and no outstanding notification of termination of any such policy has been received by the Company from any insurer or served by the Company. Save as set out in Schedule 8.15.2, the Company has not been informed in writing by any of its insurers of the intention of such insurers to refuse a claim submitted by the Company, increase premiums or reduce the amount of cover under the policies listed in Schedule 8.15.1.

8.15.3	The Company is in compliance with the terms of its insurance policies listed in Schedule 8.15.1 and all corresponding premiums have been paid on time. There is no claim outstanding under any such policy and, so far as the Sellers are aware, there are no circumstances likely to give rise to such a claim.

8.16	Loans

Except as indicated in Schedule 8.16, the Company has not granted any outstanding loans to any Person other than (i) credits granted to its customers in the normal course of business or amounts due from customers which the Company seeks to retrieve in accordance with past practice or (ii) credits granted to its employees.

8.17	Authorizations

8.17.1	All of the material Authorizations and application therefore necessary for or used by the Company for the exercise of its activities as they are currently conducted are set out in Schedule 8.17.1. The Company has always had and has such material Authorizations necessary to operate its activities, it being specified that the Company made a classified installation declaration to the Préfet on February 17, 2004 as disclosed in Schedule 8.17.1.

8.17.2	The Authorizations listed in Schedule 8.17.1 are in full force and are and have always been complied with in all material respect. To the Sellers’ knowledge, there are no circumstances which indicate that the Authorizations or applications therefore mentioned in Schedule 8.17.1 are likely to be revoked, not renewed or not granted, in whole or in part. None of the Authorizations mentioned in Schedule 8.17.1 will be affected by the sale of the Shares under this Agreement.

8.18	Environment

8.18.1	The Company has obtained all material Authorizations required under applicable Environmental Legislation for the performance of its activities as they are currently conducted and such Authorizations are in good standing order. The Company has timely filed all material notices, certificates or declarations required to be filed by it under applicable Environmental Legislation in relation to its Business, operations and assets.

8.18.2	The Company has not been and is not in material breach of any applicable Environmental Legislation. The Company has timely taken all remedial actions required to be taken by it by a relevant authority under applicable Environmental Legislation and has no liabilities for any remedial actions outstanding on the date hereof which is not reserved for in its financial statements.

8.18.3	The activity conducted by the Company on the Premises and the Real Property has not generated pollution or contamination to the Environment that could result in liability under applicable Environmental Legislation.

8.18.4	The Company has not received any written notice to the effect that it is or may be liable to any person for a breach of applicable Environmental Legislation or as a result of the release or threatened release of a Hazardous Substance arising from the operations of the Company, including sales of any products.

8.18.5	The Company has not released any Hazardous Substances into the Environment in connection with * * *.

8.19	Tax Regulations

8.19.1	The Company has always complied with the Tax Regulations.

8.19.2	The Company has correctly made and lodged in time all necessary tax declarations and other documents used as the basis for calculating Taxes in accordance with applicable Tax Regulations. Those tax declarations have always been true and complete.

8.19.3	The Company has paid at the due date, or made provision for the payment of, all Taxes that have or may have become due in accordance with applicable Tax Regulations. The basis and the amount of Tax that the Company has owed or still owes have always been properly determined in compliance with the Tax Regulations.

8.19.4	The Company has all the documents required to justify the information set out in the declarations or documents in this representation as well as the implemented tax, customs or social security rules. More generally, the Company fulfills its obligations in respect of the periods for conserving documents as provided by applicable laws and regulations, whether they be in paper or computer form.

8.19.5	The Company does not benefit from any particular Tax or social security regime, which could terminate or be materially and adversely affected by the sale of the Shares, or due to any act or omission which occurred before the date of this Agreement.

8.19.6	The Company is and always has been resident for the purposes of Tax in the jurisdiction in France and has never been resident in any other jurisdiction or traded through a branch or permanent establishment situated outside such jurisdiction.

8.19.7	The Company is not nor will be liable to pay any Tax or be deprived of any relief available to it, or to make reimbursement or indemnity in respect of any Tax, for which some other company or Person is or was primarily liable.

8.19.8	The Company is not nor has ever been the tax representative for the purposes of value added tax, for a business resident outside the jurisdiction in which it is incorporated. The Company has not made any unusual election under applicable Tax regulations.

8.19.9	Except as provided for in Schedule 8.19.9, the Company has not been and is not the subject of any ongoing Tax audit in relation to Taxes and the Company has not been notified in writing by an administrative authority of the implementation in the near future of an audit or enquiry likely to lead to the payment of Taxes or a reassessment of the basis of collection of Taxes; to the Sellers’ knowledge, there are no circumstances which make it likely that the Company will be liable to such payment or reassessment.

8.20	Compliance and Litigation

8.20.1	To the Sellers’ best knowledge, the Company and its Business are conducted in accordance with applicable laws and regulations (in particular, but without limitation, hygiene, clinical and health and safety regulations applicable to the Business) except when failure to comply would not individually or in the aggregate have a material adverse effect on the Company or its Business and there is no order, decree or judgment of any court or any governmental agency of any applicable jurisdiction outstanding against the Company.

8.20.2	Neither the Company nor any agreement, arrangement or practice to which the Company is a party, is at the date of this Agreement the subject of any material investigation or inquiry by any Governmental Authority. No material contracts or agreements to which the Company is a party contain any provision or omission that is liable to result in a civil or criminal sentence, fine or penalty against the Company, or any of its directors.

8.20.3	Except for those matters set out in Schedule 8.20.3, the Company has not been notified of a claim and is not involved in any litigation, judicial procedure,

enquiry or administrative proceedings or arbitration for a claim in excess of Euro 5,000.

8.21	Relations with Sellers

8.21.1	The Company is not a party to any agreement or arrangement with or in relation to any Seller other than the legal relationship of a company with its shareholders, directors, or through an employment contract.

8.21.2	Except as disclosed in Schedule 8.21.2, there is no outstanding indebtedness from the Company to any of the Sellers.

8.22	Actions since 31 December 2003

Since 31 December 2003 and through the date hereof, the activities of the Company have been conducted in accordance with the ordinary and usual course of business, consistent with past practice, and except as disclosed in Schedule 8.22, the Company has not:

(a)	created, incurred or assumed any long-term indebtedness; or incurred, assumed, or permitted to exist any short-term indebtedness other than in the ordinary and usual course of business, consistent with past practice; or permitted any change in the credit practices of the Business;

(b)	assumed, guaranteed, or otherwise become liable or responsible (whether directly or otherwise) for the obligations of any Person, other than in the ordinary and usual course of business, consistent with past practice;

(c)	except as permitted pursuant to Clause 2.3 above, paid, loaned or advanced any amount to, or transferred or leased any fixed assets to, paid or made any dividend or other distribution to, or entered into any transaction with, any of the Sellers, any affiliate of any of the Sellers, any officers or directors of the Company, or any affiliate of any of them;

(d)	made or committed to make any capital expenditures in an amount greater than Euro 100,000 in aggregate for all items;

(e)	permitted any material insurance policy to be cancelled, terminated or materially changed;

(f)	suffered any material damage or destruction, whether or not covered by insurance, materially and adversely affecting the Business;

(g)	incurred any material liability, whether actual or contingent, except items incurred in the ordinary and usual course of business and consistent with past practice;

(h)	changed the Accounting Principles or the methods of maintaining its books, accounts or business records;

(i)	experienced any event as a result of which it has, or should have, written down the value of any inventory (including write-downs by reason of shrinkage or mark-down); written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary and usual course of business, consistent with past practice; or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(j)	other than in the ordinary and usual course of business, consistent with past practice, permitted or allowed any Encumbrance on any fixed asset, satisfied or discharged any Encumbrance or paid, discharged or satisfied any claim, obligation or liability;

(k)	disposed of or permitted to lapse any rights to the use of any material Intellectual Property Right, or disposed of or disclosed to any Person other than representatives of the Purchaser any trade secret, formula, process, know-how or other intellectual property of the Company not theretofore a matter of public knowledge, except in the ordinary and usual courses of business, consistent with past practices;

(l)	except in the usual and ordinary course of business and consistent with past practice, knowingly waived any rights, settled any disputes or amended or terminated any agreements of material value, or entered into any non-compete or non-solicitation agreements or agreements having a similar effect;

(m)	made any change in the compensation payable or to become payable to any of the employees, agents or consultants of the Company (other than normal recurring increases, in the ordinary course of business and consistent with past practice, of wages payable to employees who are not officers (cadres)); or amended any employee benefit plan of the Company or any employment, severance or termination agreement with any employee of the Company; or entered into any employment agreement; or made any termination of employment of any officers (cadres) of the Company, or received notice of any expression or intention by any of them to terminate his or her employment;

(n)	become involved or threatened in writing with any labor dispute which has had or could have a material adverse effect on the financial condition, results of operations or prospects of the Company;

(o)	acquired any other business, entered into any licensing arrangement or joint venture pertaining to the operation of the Company or made any investments in any other Person (except for cash managed purposes);

(p)	acquired any fixed asset or transferred or otherwise disposed of any of its fixed assets, except in the ordinary and usual course of business, consistent with past practice;

(q)	granted any discount for prompt payment or any incentive, or entered into any factoring or similar arrangement, outside the ordinary course of business, in order to materially reduce the level of current assets of the Company;

(r)	agreed to any material change to any material agreement for any supply or to any service contract outside the ordinary and usual course of business, consistent with past practices;

(s)	entered into other agreements or commitments, except agreements or commitments made in the ordinary and usual course of business, consistent with past practice;

(t)	purchased, redeemed or issued any shares or other securities, or entered into any commitments or arrangements for the purchase, redemption or issuance of shares of capital stock or other securities; made any change in the number of issued shares of capital stock of the Company; granted any right or option or make any commitment or agreement relating to such capital stock; acquired or created any subsidiary;

(u)	commenced litigation, arbitration or other contentious proceedings, settled any material litigation, or had any judgment or arbitral award entered against it;

(v)	agreed, whether in writing or otherwise, to take any action described in this Clause; or

(w)	suffered any material adverse change.

8.23	No other Representation or Warranty

The Sellers make no representation or warranty to the Purchaser other than as expressly and specifically set forth in this Agreement.

9.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as of the date of this Agreement that the statements contained in this Article 9 are true and accurate, such representations and warranties shall survive the Closing.

9.1	Organization, Legal Power, Enforceability

9.1.1	The Purchaser is duly organized and validly existing under the laws of its jurisdiction of incorporation. The copy of the Purchaser’s certificate of incorporation that has been provided to the Sellers reflects all amendments made to date and are correct and complete.

9.1.2	The Purchaser has taken all action necessary and has all requisite corporate power and authority to enter into, and to exercise its rights and perform its obligations under, this Agreement and the other documents contemplated hereby to which the Purchaser is a party.

9.1.3	This Agreement and the other documents contemplated hereby to which the Purchaser is a party constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

9.1.4	The Purchaser has executed on or prior to the date of signature of this Agreement all financing documents to secure all financing necessary to ensure that on the Closing Date it will have sufficient resources to pay the Purchase Price.

10.	COVENANTS

10.1	Pre-Closing Covenants

10.2	Between the date of this Agreement and the Closing, the Sellers shall:

10.2.1	procure that the Company does not make or commit to make any of the actions or steps listed in paragraphs (a) to (v) of Clause 8.22;

10.2.2	procure that the activities of the Company will be conducted in accordance with the ordinary and usual course of business, consistent with past practice;

10.2.3	make any notifications to financial institutions or Governmental Authorities which are necessary to be made prior to the Closing in accordance with the terms of the relevant agreements;

10.2.4	procure the registration of the sale and transfer agreement relating to the acquisition by the Company of the trademark * * * and the payment by the Company of all stamp duties and any penalties which may be levied thereon; and

10.2.5	provide the Purchaser and its professional advisers with reasonable access, during normal business hours, to the Company, its key employees, the Premises and the Real Property; it being specified that the Purchaser shall keep confidential the information disclosed to it and use such information only for the purpose of closing the transactions contemplated hereby.

10.3	Post-Closing Covenants

10.3.1	The Purchaser will arrange for the Sellers to be fully and finally released from all obligations or liabilities arising from any security, guarantees, comfort letters, joint undertakings or other similar undertakings given for the benefit of or on account of the Company up to and as at the Closing Date which are listed in Schedule 10.3.1 as soon as possible after the Closing and not later than six (6) months after the Closing Date.

10.3.2	If at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each Party shall take, or cause its proper officers and directors to take, all such necessary, proper or advisable actions.

10.3.3	From the Closing Date until 31 December 2006, the Purchaser shall, inter alia, retain and conduct the Business (as it may evolve after the Closing Date) so as to maintain the generation of Revenue within the Company and generally in a manner consistent with past practice and the Company’s long-term corporate interest.

10.3.4	The Purchaser shall conduct the * * * after the date of this Agreement and shall take all necessary steps so the * * * be completed and the report related thereto be remitted to the Parties on or prior to the thirtieth (30th) day following the Closing Date.

10.3.5	The Purchaser shall pay all reasonable attorney fees and costs of the lawyer of Mr. François Tourniaire (plus one additional lawyer) incurred after the Closing Date in connection with * * *.

11.	INDEMNIFICATION

11.1	Survival

The representations and warranties of the Sellers contained in Clause 8 shall survive until 31 March 2007 except for those representations and warranties relating to (i) Tax (Clause 8.19) and Employment (Clause 8) which shall survive until two (2) months after the expiration of applicable statute of limitations and (ii) existing litigation identified in Schedule 8.20.3 which shall survive until the final outcome of such litigation (either through an award or judgment which cannot be appealed or challenged, or a final settlement). Notwithstanding the foregoing, any representation or warranty which is falsely and intentionally made shall survive for a period of ten (10) years after the Closing; the Specific Indemnities arising in connection with the facts set forth in paragraphs (a) and (b) of Schedule 11.2.1 shall survive for a period of five (5) years after the Closing, and the Specific Indemnities arising in connection with the facts set forth in paragraphs (c), (d) and (e) of Schedule 11.2.1 shall survive for a period of ten (10) years after the Closing. Furthermore, all covenants and agreements contained in this Agreement shall survive in accordance with the specific terms of this Agreement and any claim in relation thereto may be made until the end of the term specified in the Agreement. No indemnification claim may be asserted by the Purchaser after the expiration of the applicable indemnification period as stated above; provided, however, that indemnification in relation with Claim Notice sent by the Purchaser prior to the expiration of the applicable indemnification periods shall not thereafter be barred by the expiration of the applicable indemnification periods.

11.2	Indemnification

11.2.1	Subject to the provisions of Clause 11.3 below, the Sellers (severally but not jointly, and each on the basis of their respective Prorata Proportion) hereby agree to indemnify, defend and hold harmless the Purchaser (or the Company and/or all officers, affiliates or agents and representatives of the Purchaser and of the Company, if so requested by the Purchaser (collectively “Indemnified Persons”)) from and against and in respect of any and all liabilities, damages, penalties (including without limitation, criminal and administrative sanctions), judgments, settlements, costs and expenses (including interest and penalties and reasonable attorneys’ and accountants’ fees) incurred (“Loss” or “Losses”) that arise directly out of:

(a)	any breach by the Sellers of any of the representations and warranties contained in or made by or pursuant to this Agreement; or

(b)	any breach by the Sellers of any of their covenants or agreements in this Agreement; or

(c)	the matters identified in Schedule 11.2.1 (the “Specific Indemnities”), notwithstanding any other provisions of this Agreement (except for the provisions of this Clause 11, which shall apply) or disclosure in any Schedule hereto.

(hereafter the “Damages”)

11.2.2	Payment in Escrow

(a)	In the event that on or before the date falling two (2) Business Days prior to the payment date of a Subsequent Payment, the Purchaser has notified the Sellers of one or more claims pursuant to Clause 11.5 of this Agreement (each a “Claim”), the Purchaser shall be entitled to pay, on or before the date of the payment date of a Subsequent Payment, an amount (not to exceed the amount of the Subsequent Payment) equal to the Sellers’ potential liability under Clause 11 of this Agreement for such Claim to the Escrow Agent for deposit in the Escrow Account (the “Escrow Amount”). Such Escrow Amount shall be determined by the Purchaser in good faith. Such Escrow Amount shall be deducted from the amount of the Subsequent Payment to be paid to the Sellers at the payment date of such Subsequent Payment.

(b)	On the payment date of the Subsequent Payment, and for a period of thirty (30) days thereafter, the Sellers shall be entitled to notify the Purchaser that they contest the relevant Escrow Amount and wish to refer the determination of the Escrow Amount to an independent auditor (the “Auditor”); provided, however, that * * *, the Sellers shall not be entitled to contest (and shall be deemed to accept) any Escrow Amount of less than * * * in respect of a Claim by the Purchaser relating to * * *. Upon receipt of such notice from the Sellers, the Purchaser and the Sellers shall refer the matter to the Auditor. The Auditor shall determine such Escrow Amount by determining whether and to what extent the amount paid by the Purchaser to the Escrow Agent represents a good faith, prima facie estimate of the amount to which the Purchaser may be entitled to indemnification under this Agreement.

(c)	The Auditor shall be Mazard & Guerard or if Mazard & Guerard shall not accept such appointment, any internationally recognized independent accounting firm with offices in Paris mutually acceptable to the Sellers and the Purchaser. If the Auditor shall be either unwilling or unable to accept such appointment and the Parties are unable to agree upon the appointment of another Expert, the matter shall be referred by either Party to the Rules for Expertise of the International Chamber of Commerce (the “Expertise Rules”) who shall be requested to make a further selection or (as the case may be) a further appointment, pursuant to Clause II or Clause III of the Expertise Rules, as appropriate. The Auditor shall act under the rules of the International Center for Expertise of the International Chamber of Commerce. The Auditor shall use its best efforts to make its determination in accordance with Clauses 11.2.2 (a) and (b) within thirty (30) days after its appointment, such determination being made in writing and delivered to the Purchaser, and the Sellers as promptly as practicable within such time period.

(d)	In the event the Auditor determines that the Escrow Amount for any particular Claim should be less than the amount deposited by the Purchaser as Escrow Amount in respect to such Claim (including a determination by the Auditor that such Escrow Amount should be zero), the Purchaser and the Sellers shall immediately jointly instruct the Escrow Agent to release from the Escrow Account in favor of the Sellers an amount equal to the difference between the Escrow Amount deposited by the Purchaser, and the definitive Escrow Amount determined by the Auditor.

(e)	The Auditor’s determination shall be used only for the purpose of determining an Escrow Amount and shall have no bearing whatsoever upon the merits of the dispute between the parties as to the existence or the amount of the Claim of the Purchaser or the Sellers’ liability therefore. Fees and expenses of the Auditor shall be equally shared between the Sellers on the basis of their Prorata Proportion, on the one hand, and the Purchaser, on the other hand.

(f)	In the event that it is determined, either by agreement of the Parties or by a final arbitration award, that the Sellers are liable to the Purchaser for any Claim in connection with which an Escrow Amount has been established, then the Escrow Amount (or relevant part thereof) shall be returned by the Escrow Agent to the Purchaser in accordance with the terms of the Escrow Agreement for the amount due to the Purchaser in respect of such Claim and shall constitute a reduction of the Subsequent Payment.

(g)	In the event that it is determined, either by agreement of the parties or by a final arbitration award, that the Sellers are not liable to the Purchaser for any Claim in connection with which an Escrow Amount has been established or that such liability is less than such Escrow Amount, the relevant part of the Escrow Amount related to such claim shall be paid by the Escrow Agent to the Sellers.

(h)	The Sellers and the Purchaser agree to give promptly to the Escrow Agent all instructions necessary for the release of funds from the Escrow Account in accordance with this Section 11.2.2 and the Escrow Agreement.

11.2.3	Right to Set Off

It is expressly provided that the Purchaser shall be entitled to set off from any Prorata Proportion of the Subsequent Payment due and payable to a Seller any amount of indemnification agreed upon under this Agreement or decided by a final arbitration award and due to the Purchaser by such Seller under Clause 11 (the “Right to Set-Off”) and each Seller shall be entitled to set off from any amount of indemnification agreed upon under this Agreement or decided by a final arbitration award and due by such Seller to the Purchaser the amount of the Prorata Proportion of the Subsequent Payment due to such Seller and not otherwise paid to such Seller pursuant to the provisions of the Agreement or of the Escrow Agreement.

11.3	Limitations

11.3.1	With respect to the determination of the amount which shall be payable by the Sellers in case of a claim for Damages, it is agreed that:

(a)	no individual claim for Damages may be made, or aggregated in accordance with Clause 11.3.1(b) below for the calculation of the applicable threshold, unless the individual amount thereof shall exceed three thousand euros (Euro 3,000) or the counter-value thereof on the date of the claim in the relevant currency (the “De Minimis Amount”); provided that if the aggregate amount of individual claims arising from the same set of related circumstances exceeds the De Minimis Amount all such individual claims may be made pursuant to this section and aggregated in accordance with Clause 11.3.1(b) below;

(b)	the Sellers shall have no obligation to indemnify the Indemnified Person until and unless the aggregated amount of all Damages for which indemnification may be sought under this Agreement exceeds four hundred thousand euros (Euro 400,000) or the counter-value thereof on the date of the claim in the relevant currency (the “Threshold Amount”); provided, however, that the Threshold Amount shall be reduced by any amounts (up to a maximum aggregate amount of Euro 100,000) paid by the Company to fully implement the measures set out in Schedule 11.3.1(b) and to conduct the * * *. In the event such aggregate amount exceeds the Threshold Amount, the Sellers shall indemnify the Indemnified Person for the whole of the aggregated amount of the Damages, subject to the limitations set forth in this Clause 11.3;

(c)	notwithstanding any other provision of this Agreement, the maximum aggregate amount of indemnification which the Indemnified Person shall be entitled to recover in respect of all Damages and for which Sellers may be liable to pay under this Agreement shall be capped at all times to the aggregate of the Subsequent Payments actually due (whether paid or payable) (the “Cap”). However if at any time the maximum aggregate amount of indemnification (whether paid or not) exceeds the amount of the Subsequent Payment due at such time (whether paid or payable at such time), the Indemnified Person shall be entitled to recover the difference to the extent of the amount of Subsequent Payments actually due and payable after such time.

(d)	the amount to which the Indemnified Person might otherwise be entitled for a Damage shall be reduced by the value of any benefit received or realised by the Indemnified Persons including the Company on account of the Damage giving rise to the Claim and resulting directly from any reduction, savings or recovery of debts and duties, any payment under any insurance policy or any recovery as a result of any litigation brought by the Company or the Purchaser on account of the Damages giving rise to the Claim;

(e)	the amount to which the Indemnified Person might otherwise be entitled for a Damage shall be reduced by any provisions made in the 2003 Financial Statements on account of the Damage giving rise to the Claim, or the release of such provisions as a result of the redundancy of such provisions in respect of a specific Damage;

(f)	the amount to which the Indemnified Person might otherwise be entitled for any Damage shall be reduced where and to the extent that such Damage results solely from any change in accounting or taxation policy or practice of the Purchaser or the Company (including the method of submission of taxation returns ) introduced after the Closing Date.

(g)	any amount to which the Indemnified Person might otherwise be entitled for any Damage shall be reduced where and to the extent that such Damage would have been covered by any Company’s insurance policy existing at the Closing Date, but for a reduction by such Company after the Closing Date of the scope or amount of coverage under such insurance policy below that existing on the Closing Date.

(h)	any amount to which Indemnified Person might otherwise be entitled for any Damage shall be reduced where and to the extent that the Indemnified Person may effectively benefit from a tax saving (including any Tax reduction, credit, or Loss carry-back or carry-forward) computed at the then current tax rate in relation to such Damage.

(i)	any amount to which the Indemnified Person might otherwise be entitled for any Damage shall be reduced where and to the extend that such Damage was increased (from that which it otherwise would have been) as a result of the passing of implementation, or any change in, after the Closing Date, any directive, law, decree or regulations.

(j)	Neither the De Minimis Amount, nor the Threshold Amount, nor the Cap shall be applicable with regard to the Specific Indemnity arising in connection with the facts set forth in paragraph (c) of Schedule 11.2.1.

11.3.2	Exclusion

(a)	The Purchaser shall not be entitled to make a claim for indemnification for Damages against the Sellers in respect of any Tax audit or claim which merely modified the Tax period during which a deductible charge or amortization may be taken or in respect of any VAT assessment (except if the amount of such VAT assessment cannot be effectively recovered), except for any interest or penalties resulting therefrom.

(b)	The Sellers shall not be liable to indemnify the Purchaser or the Company for that part of any Damages resulting from the Purchaser’s acts or omissions which has contributed to or aggravated such Damages.

(c)	Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn when the legal proceeding against the Sellers in respect of it have not been commenced within six (6) month of notification to the Sellers of the Claim Notice.

11.3.3	No Multiplier

For purposes of computing the amount of any Damages, only the Damages actually sustained by the Purchaser or the Company shall be taken into account, to the exclusion of any price / earnings or other multiplier or valuation factor (whether or not implicit in the Purchase Price).

11.4	Payment

11.4.1	The Sellers will pay to the Indemnified Persons the amount of any Claim under this Clause 11 (or instruct the Escrow Agent to this effect) in accordance with the written instructions of the Purchaser within ten (10) Business Days of agreement between the Sellers and the Purchaser or final determination of the amount due in accordance with the provisions of Clause 21.

11.4.2	If the Sellers pay to the Indemnified Persons an amount in respect of a Claim and the Indemnified Persons subsequently recovers from a Third Party an amount which relates directly to the matter giving rise to the Claim:

(a)	if the amount paid by the Sellers in respect of the Claim is more than the Sum Recovered (as defined in this Clause 11.4.2), the Purchaser will promptly pay to the Sellers the Sum Recovered; and

(b)	if the amount paid by the Sellers in respect of the Claim is less than or equal to the Sum Recovered, the Purchaser will promptly pay to the Sellers an amount equal to the amount paid by the Sellers.

(c)	For the purposes of this Clause 11.4, “Sum Recovered” means an amount equal to the total of the amount recovered from the Third Party plus any interest in respect of the amount recovered from the Third Party to the extent such interest was effectively received from such Third Party, but after deduction of any cost incurred by the Purchaser or the Company in collecting such an amount.

11.5	Notification procedure and conduct of Claims

11.5.1	If an event occurs which might give rise to a Claim, the Purchaser will notify the Sellers’ Representative of the matter in accordance with Clause 19 (a

"Claim Notice”) stating in reasonable detail the nature of the Claim and, if practicable, the amount claimed promptly, and in any event no later than 30 days upon the Company on the Purchaser becoming aware of the facts causing such Damage, provided however that failure to give timely such notice will not effect the rights of the Purchaser to indemnification hereunder except to the extent that the rights of the Sellers are actually prejudiced. If it is not practicable to state the amount claimed in the Claim Notice, the Purchaser undertakes as soon as practicable after the date of the Claim Notice to provide the Sellers with a reasonable estimate of the amount claimed.

11.5.2	The Sellers will have a period of thirty (30) days from receiving the Claim Notice to notify the Purchaser of any preliminary remarks or points they wishes to contest (a “Dispute Notice”).

11.5.3	Within fifteen (15) Business Days of receipt by the Purchaser of the Dispute Notice, the Purchaser and the Sellers will endeavour to agree the existence and/or amount of the Claim, failing which, the dispute will be settled in accordance with Clause 21.

11.5.4	(a)	In the event that the Purchaser sends a Claim Notice, the Sellers shall have the right, both themselves and through their agents and advisors, to investigate the matters set forth therein.

	(b)	In such connection, the Purchaser shall, and shall cause the Company to give reasonable access to the Sellers and their agents and advisors to their books, records, documents and employees and the Sellers shall be allowed to take copies of all such books records and documents. The Sellers shall keep and books recorded documents confidential and use them only for the purpose of analysing the Claim and defending their rights under this Agreement.

11.5.5	In the event of any Third Party claim or legal or administrative action against the Company or any proceedings with respect to a Tax matter which could give rise to a Claim (the “Third-Party Claim”), the Purchaser will give written notice in accordance with Clause 11.5.1 and the Purchaser will be entitled to elect to have the conduct of the Third-Party Claim. In this event:

(a)	the Sellers’ Representative will be entitled to participate in any proceedings, together with the advisers of its choice; and

(b)	any reasonable recommendation made by the Sellers’ Representative in the course of the proceedings will be duly considered and taken into account by the Purchaser.

11.5.6	If the Purchaser does not wish to have exclusive conduct of the Third-Party Claim, it shall be entitled to request that the Sellers’ Representative take charge of the Third-Party Claim. In this event:

(a)	the Purchaser will be entitled to participate in any proceedings, together with the advisers of its choice;

(b)	any reasonable recommendation made by the Purchaser in the course of the proceedings will be duly considered and taken into account by the Sellers’ Representative;

(c)	if the Purchaser disputes the litigation strategy adopted by the Sellers’ Representative, it will be entitled to take back the conduct of the Third-Party Claim (in accordance with Clause 11.5.4).

11.5.7	Whether the Sellers’ Representative conducts or assists in the conduct of a Third-Party Claim, the Sellers will be responsible for the cost and expenses of their own advisors.

11.6	Several Liability of Sellers / Prorata Proportion

Except as otherwise explicitly set out herein, each Seller shall be liable vis-à-vis the Purchaser on a several but not joint basis and on the basis of his/her Prorata Proportion.

11.7	The Purchaser shall and shall cause the Company to take all reasonable measures to mitigate any Damages.

11.8	Exclusive Remedy

The indemnification provided for in this Clause 11 shall be the exclusive remedy of the Purchaser against the Sellers in respect of any breach of any representation or warranty or covenant set out in this Agreement.

12.	NON-COMPETITION

12.1	None of the Sellers will, until five (5) years after the Closing:

(i)	have any ownership interest (of record or beneficial) in or have any interest as a director, officer, employee, manager or consultant in, or otherwise aid or assist in any manner, any corporation, partnership or other business that engages in products and services competes with the Business, including products and services in development or products developed but not yet marketed by the Company, unless the ownership interest is for investment purposes only, and, if in a company whose shares are listed on a recognized stock exchange, does not grant the Seller directly or indirectly management functions or material influence in competing with the Company and the Subsidiary;

(ii)	do or say anything which might be harmful to the Business, or which may lead a person who has dealt with the Company or the Business to cease to deal with the Company or the Business (or materially reduce its relations) on substantially equivalent terms to those previously offered or at all;

(iii)	on its own account or in conjunction with or on behalf of any other person in respect of the products or services of the Business, either seek to obtain orders or do business with a customer of the Business, or encourage directly or indirectly another person to obtain orders from or do business with, a person who has been a customer of that Business, in all instances with regard to the products or services of the Business in its territory of operation;

(iv)	directly or indirectly solicit or contact with a view to his engagement or employment a director, officer, employee or manager whose services are substantially devoted to the Business;

(v)	engage or employ a director, officer, employee or manager of the Company whose services are substantially devoted to the Business or a person who was a director, officer, employee or manager whose services were substantially devoted to the Business; or

(vi)	seek to contract with or engage (in such a way as to affect adversely the Business as carried on at the date of this Agreement) a Person with whom the Company has contracted with or has engaged to manufacture, assemble, supply or deliver goods or services to the Business.

12.2	The above non-competition undertakings granted by each of Sellers in Clause 12.1 above shall be valid in the jurisdictions where the Business is active which are set forth in Schedule 12.2.

13.	CONFIDENTIAL INFORMATION

13.1	Each Seller undertakes to the Purchaser and the Purchaser undertakes to each of the Sellers, before and after the Closing, that it will:

(a)	Not use or disclose to any Person, with the exception of potential financial investors (subject to the obtention of appropriate confidentiality agreements) in any way the Confidential Information it has or acquires, and

(b)	Not make any know-how available that it may have to any individual, company or business of any kind, whether or not existing at the date hereof.

The Sellers will make every effort to prevent the use or disclosure of Confidential Information.

13.2	Clause 13.1 does not apply to disclosure of Confidential Information:

(a)	to a director, officer or employee of the Purchaser whose function requires him to have access to the Confidential Information;

(b)	required to be disclosed by law, by a rule of a stock exchange or by a Governmental Authority to which a Party is subject or submits, whether or not the requirement has the force of law provided that the disclosure will so far as is practicable be made after consultation with the other Party and after taking into account the other Parties’ reasonable requirements as to its timing, content and manner of making or dispatch; or

(c)	to an adviser for the purpose of advising a Party in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that this Clause 13 applies to the disclosure by the adviser.

13.3	Nothing in this Clause 13 will be construed, interpreted or applied as restricting the right of the Purchaser from benefiting from, using or disposing of any rights and assets pertaining to the Business after Closing.

13.4	Notwithstanding any provision herein to the contrary, Sellers or Purchaser may use Confidential Information to exercise their rights under this Agreement.

14.	ANNOUNCEMENTS

Neither Party shall issue or permit to be made any press releases or public announcements concerning this Agreement or its subject matter or any ancillary matter without the prior written consent of the other Party, except as may be required by law, any stock exchange or other competent regulatory body (provided that the Party required to make the announcement will consult with the other as to the content of such announcement and will ensure, if requested by the other Party, and if reasonably practicable, that such announcement is made simultaneously with any announcement by the other Party). In addition, any such press release or announcement shall only contain the same content as any press release or public announcement made by the other. Each Party will coordinate with the other any such press release or public announcement that it makes.

15.	COSTS

15.1	A Party will be solely responsible for any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement entered into by that Party. For the avoidance of doubt, no fees incurred by the Sellers in connection with the transaction contemplated in this Agreement shall be imputed on the Company.

15.2	Each Party will bear the costs of its own legal and financial advisers in connection with the preparation of this Agreement. Any registration duties in connection with the sale and purchase of the Shares will be borne exclusively by the Purchaser.

16.	SELLERS’ REPRESENTATIVE

16.1	The Sellers hereby irrevocably appoint François Tourniaire as their agent (the “Sellers’ Representative”) for all purposes of this Agreement. For this purpose, the Sellers have an irrevocable power of attorney to Mr. François Tourniaire empowering Mr. François Tourniaire to (a) negotiate and enter into any amendments to or alterations of the Agreement, (b) take any action required of the Sellers pursuant to this Agreement, (c) receive the Initial Purchase Price and the Subsequent Payments, if any, and distribute such amounts among the Sellers in the Prorata Proportion subject to clause 16.4 below, (d) send and receive all notifications contemplated to be given or received under the Agreement (including but not limited to payment instructions), (e) give bank instructions to the bank in respect of the allocation of the payments in respect of the Initial Purchase Price and the Subsequent Payments (as the case may be) as between the Sellers, (f) agree on the Statement of Revenue of the Company in respect of the relevant financial year with the Purchaser for the purposes of determining whether the Targets referred to in Schedule 3.1 have been attained, (g) to negotiate, accept, defend against or settle any claim that the Purchaser may have against any one Seller or against all Sellers, (h) represent each of the Sellers in the conduct of any litigation or court proceedings in connection with any claim referred to in (g) above, (i) receive or release any amount placed in the Escrow Account, accept the appointment of the Auditor and take any action required under the Escrow Agreement and (j) exercise such rights and perform such obligations as have been specifically entrusted to him under this Agreement.

16.2	The Parties acknowledge that the appointment and the granting of a power of attorney pursuant to Clause 16.1 is in the common interest of all Parties. Accordingly, none of the Sellers shall have the right to revoke or limit the appointment or the power of attorney of Mr. François Tourniaire until consummation of the Agreement in full and agreement or settlement (by settlement agreement, judgment, arbitral award or otherwise) of all claims arising hereunder.

16.3	Should François Tourniaire hereby appointed, be unable to perform his duties or be unwilling to remain as the Sellers’ Representative, for any reason whatsoever, he shall so notify the Purchaser and the Sellers and the Sellers shall appoint one of themselves at the latest within ten (10) Business Days following the date on which notice of the inability or the refusal of François Tourniaire to perform his duties is sent to the Purchaser and the Sellers. The name and details of such representative shall be notified to the Purchaser in accordance with the provisions of Clause 19.

16.4	The Sellers hereby expressly authorize the Sellers’ Representative to withhold from that part of the Initial Purchase Price or subsequent payments to be received by each of them their Prorata Proportion of the fees and expenses incurred by the Sellers’ Representative in connection with the preparation, execution and performance of this Agreement, including the fees and expenses of legal and financial advisors to the Sellers.

17.	TERM AND TERMINATION

17.1	This Agreement will automatically terminate in the event that (i) the conditions referred to in Clause 5 are not satisfied or waived in writing in accordance with Clause 5 at the date set out in Clause 5 or (ii) the Closing Date Account is not fully funded in accordance with the provisions of Clause 4.1.1.

17.2	In the event that this Agreement terminates under Clause 17.1, all rights and obligations arising out of or in connection with this Agreement will also automatically terminate without any indemnification in whole or in part due to or by either Party provided that:

17.2.1	such termination will not affect any claims between the Parties based on any breach arising prior to the date at which this Agreement is terminated; and

17.2.2	the provisions of Clauses 4.1.1, 13,14,15,16,19, 20 and 21 will remain in full force and effect.

18.	GENERAL

18.1	This Agreement constitutes the entire and only agreement between the Parties with respect to the sale of the Shares and supersedes and replaces any prior commitments, understandings or written or verbal agreements (including the Memorandum of Understanding and Summary of Proposed Terms signed by the Parties on 5 January 2004), that the Parties may have had in connection with the sale of the Shares.

18.2	This Agreement has been entered into between the Parties on the basis of their identity and of their respective shareholders and activities. This Agreement is therefore of a personal nature and neither Party will assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement, except as otherwise provided in this Agreement or with the express consent of the other Party. Notwithstanding the foregoing, the Purchaser shall be entitled to assign the right to acquire the Shares to any of its wholly-owned subsidiaries; provided, however, that the Purchaser shall provide written notice to the Seller of any such assignment prior to any such assignment being made and shall remain jointly liable (solidaire) for the performance by the assignee of all obligations undertaken by the Purchaser under this Agreement.

18.3	No amendment modification, alteration or variation of the Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it.

18.4	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions. If any provisions of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (A) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (B) the remainder of this Agreement and the application of such provision to other Persons, or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

18.5	Interpretation

18.5.1	A reference to any Party to this Agreement or any agreement or document shall include such Party’s successors and permitted assigns.

18.5.2	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto, provided the above are in effect on the Closing Date.

18.5.3	In this Agreement, the headings to Clauses are inserted for convenience only and shall be given no substantive or interpretative effect whatsoever.

19.	NOTICES

Any notice or other communication required or permitted hereunder shall be sufficiently given to a person if in writing and will become effective when delivered by hand, by an overnight courier service which requires a delivery receipt therefore (such as DHL), by registered or certified mail, return receipt requested, postage prepaid, at such person’s address set forth below or such other address as such person may designate by notice in accordance with the foregoing provision:

To the Sellers:	M. François Tourniaire
* * *
* * *

To the Purchaser:	MediCor Ltd.
4560 Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103-5253
USA

Attn. Mr. Donald K. McGhan

20.	GOVERNING LAW — JURISDICTION

This Agreement is governed by, and will be construed in accordance with, the laws of France.

21.	DISPUTE RESOLUTION

21.1	Any dispute, difference, controversy or claim arising out of or in connection with this Agreement (a “Dispute”), shall be referred to and determined by arbitration according to the provisions set out below. The seat of arbitration shall be Paris (France).

21.2	The party, or parties, initiating recourse to arbitration (hereinafter called the “claimant(s)”) shall give to the other party, or parties (hereinafter called the “respondent(s)”) a Notice of Arbitration. The arbitration shall be deemed to commence on the date on which the Notice of Arbitration is received by the respondent(s).

21.3	The Notice of Arbitration shall contain a brief description of the nature of the claim and an indication of the amount involved, if any, and the relief or remedy sought.

21.4	The Arbitral Tribunal shall be composed of three (3) Arbitrators who shall be appointed by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”), acting as the appointing authority. The Arbitrators shall be fluent in both English and French.

21.5	As soon as practicable after the appointment of the Arbitrators, and in any event no later than 15 days after the Arbitrators ‘ appointment, the claimant(s) shall deliver to the respondent(s) (with a copy to the Arbitrators) a statement of case, containing particulars of its/their claims and written submissions in support thereof, together with any documents relied on.

21.6	Within 15 days of the receipt of the claimant’s(s) statement of case, the respondent(s) shall deliver to the claimant(s) (with a copy to the Arbitrators) a statement of case in answer, together with any counterclaim and any documents relied on.

21.7	Within 15 days of the receipt by the claimant(s) of any statement of counterclaim by the respondent(s), the claimant(s) may deliver to the respondent(s) (with a copy to the Arbitrators) a reply to counterclaim together with any additional documents relied upon.

21.8	As soon as practicable after delivery to the Respondent(s) of any statement of counterclaim, or if no counterclaim is made, then as soon as practicable after delivery to the Claimant(s) of the statement of case in answer, the Arbitral Tribunal shall convene a meeting (the “First Procedural Meeting”) with the parties or their representatives to determine the procedure to be followed in the arbitration.

21.9	The procedure shall be as agreed by the parties or, in default of agreement, as determined by the Arbitral Tribunal. However, the following procedural matters shall in any event be taken as agreed:

(a)	the language of the arbitration shall be French and English and documentary exhibits may be admissible in French and English;

(b)	the Arbitral Tribunal shall issue its final award in English within 30 days of the last hearing or written submission of the substantive issues in dispute between the parties.

21.10	In the event of default by either party in respect of any procedural order made by the Arbitral Tribunal, the Arbitral Tribunal shall have power to proceed with the arbitration and to make its award.

21.11	If a Dispute raises issues substantially the same as, or connected with, issues raised in an existing Dispute the Arbitral Tribunal appointed or to be appointed in respect of any such existing Dispute shall also be appointed as the Arbitral Tribunal in respect of the Dispute (in which case it shall be called a “Related Dispute”). For the purposes of this Agreement an existing Dispute means any Dispute between the Parties or any number of them in respect of which a Notice of Arbitration has already been served.

21.12	In the event that an arbitrator dies or is or becomes unable to act, a replacement arbitrator shall be appointed by the ICC.

21.13	Where, pursuant to Clause 21.11 above, the same Arbitrators have been appointed in relation to two or more Disputes, the Arbitral Tribunal may order that the whole or part of the matters at issue shall be heard together upon such terms and conditions as the Arbitral Tribunal thinks fit. The Arbitral Tribunal shall have power to make such directions as it considers just and desirable for the proper conduct of any such consolidated proceeding.

21.14	The Arbitral Tribunal, upon the request of a party to a Dispute or a Party to this Agreement which itself wishes to be joined in proceedings in relation to a Dispute, shall join any party to this Agreement to proceedings in relation to that Dispute and may make a single, final award determining all Disputes between them. Each of the Parties to this Agreement hereby consents to be joined to proceedings in relation to any Dispute at the request of a party to that Dispute. Any such request must be received by the Arbitral Tribunal before the First Procedural Meeting is convened.

21.15	The parties hereby waive any rights of application or appeal to the courts of France to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made, except for actions to enforce an arbitral award and actions seeking interim, interlocutory or other provisional relief in any court of competent jurisdiction.

21.16	The award shall be final and binding upon the parties from the day it is made, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the Arbitral Tribunal. Judgment upon any award may be entered in any court having jurisdiction.

21.17	Any monetary award shall be made and promptly payable in Euro and the Arbitral Tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement.

21.18	Any Seller commencing an arbitration under this Agreement shall, in writing, inform all other Sellers to the Agreement whether or not they are a party to the Dispute.

21.19	All notices by one party to another party in connection with the arbitration shall be in accordance with the provisions of Clause 19.

21.20	This agreement to arbitrate shall be binding upon the successors and assigns of each party.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, as of the day and year first above written, in eight (8) original copies and two (2) sets of Schedules, one set for the Purchaser and one set for the Sellers (each of the Sellers accepting to refer to one common set of Schedules).

MediCor Ltd.	François Tourniaire
Represented by Donald K. McGhan

Michel Tourniaire	Jacques Tourniaire

Olivier Tourniaire	Senaz Falquerho (née Namooya)

Françoise Pelissard	Nadège Tourniaire